Exhibit 99.1

William Tate Appointed to Board of Directors at Idaho North Resources

Idaho North Resources (OTC QB: IDAH) ("IDAH" or "the Company") announced today that William Tate has joined its Board of Directors.

Mr. Tate has more than 40 years of experience in the financial industry.  Prior to his recent retirement, he worked at Wells Fargo Advisors in Portland, Oregon for 20 years as a portfolio manager, stock and bond broker, and financial advisor.  Mr. Tata has also served as a board member of several non-profit organizations.  He holds a degree in Business Administration from Arizona State University.

IDAH President Mark Fralich stated, "We are very pleased to welcome Bill to our Board.  With his decades of experience in financial markets, he is a superb addition to our team.  We invite shareholders in the Reno area to visit with Bill and me this week at the Annual Meeting of the American Exploration & Mining Association (formerly Northwest Mining Association) at the JA Nugget Casino Resort in Sparks, Nevada.  We are exhibiting in Booth 15 of the Core Shack area."

In conjunction with the appointment of Mr. Tate, Erik Panke has resigned as a Director, but will continue in his capacity as the Company's CFO.  The Board thanks Mr. Panke for his past service as Director and his continued service as CFO.

About Idaho North Resources
Idaho North Resources is a U.S. based junior company exploring for gold, silver, and base metals in Nevada.  The Company has long-term lease options on the Eagleville gold-silver project south of Fallon and the Klondike and Divide silver-gold projects near Tonopah.  The Company also recently finalized an Exploration Program Agreement with Coeur Mining, under which Coeur will fund, and have exclusive earn-in rights, to certain of the Company's central Nevada projects.  Idaho North Resources is a fully reporting company, listed on the OTCQB under the symbol IDAH.

This news release contains certain forward-looking statements within the meaning of the Federal Securities Laws.  Such statements are based on assumptions that the Company believes are reasonable but which are subject to a wide range of uncertainties and business risks.  There are many factors that could cause actual results to differ from those anticipated.

Contact:
Idaho North Resources
Mark A. Fralich, President, 509-928-7604
Cell:  503-313-2586
mafralich@gmail.com
info@idahonorthresources.com
www.idahonorthresources.com